Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated August 28, 2023, relating to the financial statements and financial highlights of UVA Unconstrained Medium‐Term Fixed Income ETF, a series of Spinnaker ETF, for the year ended June 30, 2023 and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
October 26, 2023

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board